Exhibit 2(b)

BUCHALTER, NEMER, FIELDS & YOUNGER
A Professional Corporation
ROBERT E. IZMIRIAN (#53805)
SHAWN M. CHRISTIANSON (#114707)
GEOFFREY A. HEATON (#206990)
333 Market Street, 25th Floor
San Francisco, California 94105-2130
Telephone: (415) 227-0900
Facsimile: (415) 227-0770

Attorneys for Susan L. Uecker
Chapter 11 Trustee

UNITED STATES BANKRUPTCY COURT

NORTHERN DISTRICT OF CALIFORNIA

SAN FRANCISCO DIVISION

In re	)	Chapter 11
)
CLARENT CORPORATION, a Delaware	)	Case No. 02-33504 TC
corporation	)
)
	)	ORDER CONFIRMING CHAPTER 11
Debtor.	)	TRUSTEE’S FIRST AMENDMENT TO
	)	DEBTOR’S SECOND AMENDED
Federal Tax I.D. No. 77-0433687)		LIQUIDATING PLAN OF CLARENT
	)	CORPORATION

Confirmation Hearing:

		Date:	March 22, 2004
		Time:	11:00 a.m.
		Place:	Courtroom 23
235 Pine Street
San Francisco, CA
		Judge:	Honorable Thomas E. Carlson

Clarent Corporation, debtor herein (“Debtor” or “Clarent”) having proposed and filed on or about September 30, 2003, the Second Amended Liquidating Plan of Reorganization of Clarent Corporation (the “Debtor’s Plan”);(1)

This Court having entered an Order (the “Disclosure Statement Order”) dated October 3, 2003, approving the Amended Disclosure Statement In Support of Debtor’s Liquidating Plan of

(1)           Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Reorganization (the “Disclosure Statement”);

This Court having approved, pursuant to the Disclosure Statement Order, procedures (a) establishing notice, balloting, and voting procedures in connection with soliciting votes on the Debtor’s Plan, (b) fixing objection deadlines to confirmation of the Debtor’s Plan, and (c) scheduling a hearing to consider confirmation of the Debtor’s Plan (the “Solicitation Procedures”);

This Court having ordered the appointment of a chapter 11 trustee, and Susan L. Uecker having been duly appointed and qualified (the “Chapter 11 Trustee”);

The Chapter 11 Trustee having prepared and filed her Chapter 11 Trustee’s First Amendment to Second Amended Liquidation Plan of Reorganization of Clarent Corporation (the “Plan”) on March 17, 2004, which Plan satisfies the requirements of Section 1127(a); a true and correct copy of which is attached hereto as Exhibit A;

Upon the Submission of Original Ballots in Respect to Debtor’s Second Amended Liquidating Plan of Reorganization (the “Ballot Summary”) filed March 17, 2004, and the certification in support thereof, regarding the tabulation of ballots cast in favor of and in opposition to the Plan;

The Chapter 11 Trustee having designated Uecker & Associates, Inc.. as the post-confirmation Liquidating Trustee under the Plan and having made all necessary disclosures with respect thereto; and no objections having been filed to the appointment of Uecker & Associates, Inc., as post-confirmation Liquidating Trustee under the Plan;

A hearing to consider confirmation of the Plan and matters related thereto having been held before this Court on March 22, 2004 (“Confirmation Hearing”), with appearances having been noted on the record;

And the Court having considered:

(a)           The Plan;

(b)           The Plan Supplement;

(c)           The Disclosure Statement;

(d)           The Ballot Summary;

(e)           The Memorandum of Points and Authorities in Support of Confirmation of

Chapter 11 Trustee’s First Amendment to Debtor’s Second Amended Liquidating Plan of Reorganization filed on March 17, 2004 (the “Memorandum”);

(f)            The record compiled in the Chapter 11 Case and all pleadings filed with respect thereto;

(g)           The offers of proof, evidence admitted and the arguments and representations of counsel at the Confirmation Hearing; and

(h)           The objections to confirmation, all of which objections have been withdrawn or overruled;

And after due deliberation and good cause appearing, the Court makes the findings of fact and conclusions of law set forth below.

I.
FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT HAS BEEN DETERMINED BY THE COURT THAT:

A.            Jurisdiction and Venue.

On December 13, 2002, the Debtor filed its petition under Chapter 11 of the Bankruptcy Code.  This Court has jurisdiction to confirm the Plan pursuant to 28 USC §§ 1334 and 157.  The Confirmation Hearing is a core proceeding under 28 USC § 157(b)(2)(L) and venue of this case in the Northern District of California is proper under 28 USC § 1408.

B.            Notice of Plan Proceedings.

In accordance with the Solicitation Procedures, the Debtor served the Debtor’s Plan, the Disclosure Statement, Notice of the Confirmation Hearing, and the Ballot (the “Solicitation Package”) by mail to all parties entitled to receive such materials pursuant to the Solicitation Procedures.  The Solicitation Package also included other information authorized by the Court under Bankruptcy Rule 3017(d) for transmission to creditors.  The proper and timely service of the Solicitation Package is evidenced by appropriate proofs of service filed of record in this case, and the Court finds such notice sufficient.  The Court further finds that the Debtor has complied with the terms of the Solicitation Procedures and that notice of the Confirmation Hearing was appropriate in the particular circumstances of the Chapter 11 Case.

C.            Voting on Plan.

The Solicitation Procedures fixed October 31, 2003, as the Voting Deadline.  The claims agent has tabulated the Ballots accepting and rejecting the Debtor’s Plan in the Ballot Summary.  As set forth in the Ballot Summary, all impaired Classes that actually voted on the Plan have accepted the Plan in both number and amount pursuant to Section 1126 of the Bankruptcy Code, save and except for classes 2 and 3, which classes accepted the Plan as of the time of the Confirmation Hearing.

D.            Compliance with Section 1129.

The Plan complies with all of the requirements set forth in Section 1129 of the Bankruptcy Code as follows:

1.             Plan Compliance—Section 1129(a)(1).

The Plan complies with all applicable provisions of the Bankruptcy Code.  The Plan designates five (5) separate Classes of Claims and one (1) Class of Interests.  The Plan adequately and properly classifies all Claims and Interests required to be classified and thus satisfies the requirements of Sections 1122 and 1123(a)(1) of the Bankruptcy Code.  Under the Plan, Classes 1, 2, 3, 4, 5 and 6 are impaired.  The Plan adequately specifies the treatment of each impaired Class of Claims and the Class of Interests and thus satisfies the requirements of Section 1123(a)(3) of the Bankruptcy Code.  The Plan provides the same treatment for each Claim in a particular Class, unless the holder of a particular Claim agrees to less favorable treatment of such Claim.  The Plan thus satisfies the requirements of Section 1123(a)(4) of the Bankruptcy Code.  Article 7 of the Plan provides adequate means for implementation of the Plan by providing for the vesting of the property of the Estate in the Liquidating Trust, as permitted under Section 1123(a)(5)(A) of the Bankruptcy Code.  The Plan thus satisfies the requirements of Section 1123(a)(5) of the Bankruptcy Code.  Section 5.6 of the Plan provides that all Interests of the Debtor shall be canceled and Interest Holders shall receive Interest Holders Claims, and thus the Debtor’s obligations under such securities shall be deemed terminated.  The Plan thus satisfies the requirements of Section 1123(a)(6) of the Bankruptcy Code.  The Plan contains other provisions for implementation that are reasonable and otherwise consistent with Sections 1123(a)(7) and 1123(b) of the Bankruptcy Code.

2.             Proponent Compliance—Sections 1129(a)(2) and 1127(a).

The Chapter 11 Trustee, as the proponent of the Plan, has complied with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules.  The Debtor solicited acceptances of the Debtor’s Plan in accordance with the requirements of the Solicitation Procedures, and not otherwise.  The Ballots of holders of Claims and Interests entitled to vote on the Plan were properly solicited and tabulated.  The Debtor complied with all the provisions of the Bankruptcy Code and the Bankruptcy Rules governing notice of the Confirmation Hearing, approval of the Disclosure Statement and all other matters considered by the Court in the Chapter 11 Case.  The record in the Chapter 11 Case further discloses that the Debtor has complied with the orders of the Court entered during the pendency of the case and that the Debtor has not violated any such orders.

The Trustee’s First Amendment complies with Section 1127(a) and Rule of Bankruptcy Procedure 3019 and meets the requirements of Sections 1122 and 1123.  No additional solicitation is required.

3.             Good Faith—Section 1129(a)(3).

The Plan has been proposed in good faith and not by any means forbidden by law.  No person has timely filed a valid objection to confirmation of the Plan on the grounds that the Plan was not proposed in good faith or by any means forbidden by law.  Accordingly, pursuant to Bankruptcy Rule 3020(b)(2), the Court may determine compliance with Section 1129(a)(3) of the Bankruptcy Code without receiving evidence on such issues.  The Court has examined the totality of the circumstances surrounding the formulation of the Plan.  The Plan has been accepted by the requisite holders of Claims in all Classes that actually voted on the Plan and such acceptance evidences the informed judgment of creditors that the Plan is in their best interests.  Therefore, the Court finds and concludes that the Plan has been proposed in good faith with the legitimate and honest purpose of reorganizing the debts of the Debtor.

4.             Plan Payments—Section 1129(a)(4).

Any payments made or to be made by the Estate to professional persons for services rendered or for costs and expenses incurred in, or in connection with, this Chapter 11 Case have been and will be disclosed to the Court in applications to employ or compensate the professionals, subject to approval by the Court as reasonable.  In addition, the compensation proposed to be paid to the post-confirmation Liquidating Trustee has been set forth in the Plan Supplement.

5.             Officer Affiliations—Section 1129(a)(5).

No officer of the Debtor currently serves and under the Plan no officer of the Debtor shall act as the Liquidating Trustee.

6.             Rates—Section 1129(a)(6).

There are no rates applicable to the Debtor over which any governmental regulatory commission will have jurisdiction after confirmation of the Plan.

7.             Best Interests—Section 1129(a)(7).

Confirmation of the Plan appears preferable to the liquidation of the Debtor under Chapter 7 for purposes of Section 1129(a)(7)(A)(ii) of the Bankruptcy Code.  The Disclosure Statement indicates that each holder of an Allowed Claim and Interest will receive under the Plan property of a value not less than the amount such holder would receive if the Debtor was liquidated under chapter 7 of the Bankruptcy Code.  There can be no assurance that, if the Chapter 11 Case was converted to chapter 7, a Chapter 7 trustee would be able to disburse the amounts projected under the Plan to Creditors and Interest Holders.  A conversion of the Chapter 11 Case to chapter 7 would likely be accompanied by additional costs and further delay, thereby diluting the amounts presently available for distribution to Creditors under the Plan.  The Plan thus represents a reasonable effort by the Chapter 11 Trustee that will likely provide a superior recovery to creditors than conversion of the Chapter 11 Case.  Accordingly, the Plan is in the best interests of creditors under Section 1129(a)(7) of the Bankruptcy Code.

8.             Acceptance/Cramdown—Sections 1129(a)(8) and 1129(b).

All holders of Claims impaired under the Plan have been given adequate opportunity to vote to accept or reject the Plan.  The Plan has been accepted, within the meaning of Section 1126(c) of the Bankruptcy Code, by the holders of Claims in Classes 1 through 5 and the holders of interests in Class 6.  No Class voted to reject the Plan.

a.             The Plan Does Not Discriminate Unfairly Against Class 6 Holders

As set forth in Article 5 of the Plan, all Class 6 Interests shall receive a Distribution under the Plan pro rata with the holders of Allowed Class 5 Claims, provided that Plan Proceeds are available.  There is no class junior to Class 6.  Accordingly, the Plan’s treatment of the Class of Interest Holders does not discriminate unfairly against such holders.

9.             Administrative Expenses—Section 1129(a)(9).

Pursuant to sections 4.1, 4.3 and 5.1 of the Plan, except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the holders of Administrative Claims, Priority Tax Claims, and Priority Employee Claims will have received or will receive cash equal to the Allowed amount of such Claim as soon as practicable after the occurrence of the Effective Date.  No priority claims other than pursuant to § 507(a)(1) (administrative claims), §§ 507(a)(3) or (4) (employee claims), or § 507(a)(8) (tax claims) have been asserted against the Estate.  To the extent that the Claim is subject to an objection, sufficient funds to pay the Claim in full will be set aside in an appropriate reserve account.  Accordingly, the Plan complies with the requirements of Section 1129(a)(9) of the Bankruptcy Code.

10.          Impaired Class Acceptance—Section 1129(a)(10).

All Classes have voted to accept the Plan, excluding the acceptance of any insider.

11.          Feasibility—Section 1129(a)(11).

Because the Plan is a liquidating plan, and creditors will receive proceeds of the liquidation as they are collected, there are no fixed payment amounts due under the Plan.  The Plan is feasible because it provides that the Estate’s remaining assets will be liquidated for whatever their value is and the proceeds together with already existing Available Cash will be distributed in accordance with the relative priorities as set forth in the Bankruptcy Code and the Plan.  Accordingly, the Liquidating Trust will have enough cash on hand on the Effective Date of the Plan to pay all the claims and expenses which are entitled to be paid on such date, and the Plan has reasonable prospects for success and appears capable of being performed.  Accordingly, the Plan is feasible under Section 1129(a)(11) of the Bankruptcy Code.

12.          Fees Payable Under 28 USC § 1930—Section 1129(a)(12).

Section 4.1 of the Plan provides for the payment of all fees payable under section 1930 of Title 28 as an Administrative Claim on or as soon as practicable following the Effective Date of the Plan, to the extent not previously paid during the Chapter 11 Case.

13.          Retiree Benefits—Section 1129(a)(13).

It appears that the Estate is not obligated to provide “retiree benefits” within the meaning of Section 1114(a) of the Bankruptcy Code.

E.             Assumption and Rejection—Section 1123(b)(2).

Article 10 of the Plan provides for the assumption or rejection, as the case may be, by the Estate of certain executory contracts and unexpired leases.  The Plan has identified certain contracts or leases for assumption under Section 10.2.  There have been no changes to Exhibit A to the Plan at or prior to the Confirmation Hearing.

II.
ORDER CONFIRMING PLAN

Based upon the record of the Confirmation Hearing, all the proceedings held before this Court in the Chapter 11 Case, and the foregoing findings of fact and conclusions of law,

IT IS HEREBY ORDERED THAT:

A.            Plan Confirmed.

The Plan is hereby confirmed in its entirety.  Any objections to confirmation of the Plan, or to the adequacy of the Disclosure Statement, unless previously withdrawn, are hereby overruled.  All withdrawn objections are hereby withdrawn with prejudice.

B.            Confirmed Plan Binding.

Pursuant to Section 1141 of the Bankruptcy Code, upon the Effective Date, the provisions of the Plan shall bind the Debtor, the Chapter 11 Trustee, the Liquidating Trust, any entity acquiring property under the Plan, and any Creditor or Interest Holder, whether or not such Creditor or Interest Holder has filed a proof of Claim or Interest in the Chapter 11 Case, whether or not the Claim of such Creditor or the Interest of such Interest Holder is impaired under the Plan, and whether or not such Creditor or Interest Holder has accepted or rejected the Plan.  Upon the Effective Date, all

Debts of the Debtor shall be deemed fixed and adjusted pursuant to the Plan and the Liquidating Trust shall have no further liability on account of any Claims or Interests except as set forth in the Plan.  Nothing contained in the Plan or in this Confirmation Order is intended to effect a discharge of the Debtor under section 1141(d) of the Bankruptcy Code.

C.            Vesting of Estate Assets.

Pursuant to Section 1141 of the Bankruptcy Code, upon the Effective Date, title to all property of the Estate in the Chapter 11 Case shall vest in the Liquidating Trust and shall be retained by the Liquidating Trust for the purposes contemplated under the Plan.

D.            Means of Implementation Approved.

The Chapter 11 Trustee is authorized and directed to take all actions necessary or appropriate, including the execution, delivery, filing and recordation of any document, to implement, effectuate and consummate the Plan in accordance with its terms, and to carry out the transactions contemplated by the Plan.

E.             Appointment of Management of Liquidating Trust.

Uecker & Associates, Inc. is appointed as post-confirmation Liquidating Trustee under the Plan from and after the Effective Date of the Plan.  Uecker & Associates, Inc., is hereby appointed by the Court as the representative of the Estate for the purpose of exercising the rights, powers and authority of the Liquidating Trustee under the provisions of the law, including bankruptcy law, applicable to the Liquidating Trust.  As Liquidating Trustee of the Liquidating Trust, Uecker & Associates, Inc. will be an officer of the Bankruptcy Court, with the immunities customarily enjoyed by trustees in bankruptcy.  Further, the Liquidating Trust shall indemnify and hold harmless Uecker & Associates, Inc. (or any of its successors) acting in the capacity of Liquidating Trustee as if it were an officer of the Debtor to the fullest extent authorized by applicable law.  The Bankruptcy Court will have sole jurisdiction over claims and causes of action against Uecker & Associates, Inc. arising out of the performance of its duties, and Uecker & Associates, Inc. may not be sued, or have claims asserted against it, in any other forum without leave of the Bankruptcy Court.

F.             Assumption and Rejection Approved.

Except for any executory contracts or unexpired leases previously assumed pursuant to an order of this Court and except as set forth on Exhibit A to the Plan, all executory contracts and unexpired leases to which the Debtor or Estate may be a party will be rejected pursuant to Section 365(g) of the Bankruptcy Code and Section 10.1 of the Plan on the first business day not less than 30 days after the Effective Date unless previously assumed.

G.            Post-Confirmation Bar Dates.

The following deadlines (“Post-Confirmation Bar Dates”) are hereby fixed for the actions described below.  Any holder of a Claim of a kind described in this paragraph, for which a proof of Claim, motion or application (as the case may be) is not filed on or before the applicable date set forth below, shall not participate in any distribution under the Plan and shall be forever barred from asserting such Claim against the Liquidating Trust, the Debtor, the Chapter 11 Trustee, any property of the Estate, and the Liquidating Trustee appointed under the Plan.

1.             Claims Arising Upon Rejection.

Pursuant to Section 10.3 of the Plan, all Claims against the Debtor arising from the rejection of an executory contract or unexpired lease under the Plan (and not previously assumed or rejected) must be filed with the Bankruptcy Court not later than 60 days following rejection.

2.             Other Administrative Claims.

Pursuant to Sections 1.2 and 4.2 of the Plan, Claimants, other than Professionals, must file and serve all requests for payment of administrative expenses incurred prior to the Effective Date of the Plan pursuant to Section 507(a)(1) or 503 of the Bankruptcy Code with the Bankruptcy Court not later than the first Business Day that is thirty (30) days after the Effective Date.  Professionals must file with the Bankruptcy Court and serve not later than the first Business Day that is at least sixty (60) days following the Effective Date of the Plan any requests for payment of administrative expenses incurred prior to the Effective Date.

3.             Objections to Administrative Claims.

Pursuant to Section 4.2 of the Plan, any objections to the allowance and approval of any requests for payment of Administrative Claims, other than Professionals, must be filed and served not later than the first Business Day that is thirty (30) days after the Effective Date.  All objections, if any, to the allowance and approval of administrative fees and expenses of Professionals must be filed and served in accordance with the Bankruptcy Local Rules for the Northern District of California.

4.             Notice of Administrative Claims Bar Date.

The Chapter 11 Trustee shall send notice of entry of this Confirmation Order to all creditors and all potential holders of Administrative Claims that remain unpaid, including the Debtor’s Professionals, in substantially the form of Exhibit B hereto.  Such notice shall set forth the Administrative Claim Bar Dates established in the Plan and this Confirmation Order.

5.             Objections to Other Claims.

Pursuant to Section 9.1 of the Plan, all objections to other Claims and Interests (whether filed by the Debtor, Chapter 11 Trustee, the Liquidating Trustee or any other party in interest) shall be filed and served on the holders of such Claims not later than one year following the Effective Date of the Plan, unless upon request of the Liquidating Trustee, for cause, a different date is established by order of the Court.

H.            Notice of Entry of Confirmation Order.

As soon as practicable after the Effective Date, the Chapter 11 Trustee shall mail notice of the entry of this Order and of the occurrence of the Effective Date in substantially the form of Exhibit B hereto to all parties entitled to notice pursuant to Bankruptcy Rules 2002(f) and 3020(c).

I.              United States Trustee Fees and Reports.

A quarterly fee for the Estate will be paid by the Liquidating Trust to the United States Trustee for each quarter (including any fraction thereof) until this case is converted, dismissed, or closed pursuant to a final decree, as required by 28 U.S.C. § 1930(a)(6).  Not later than 120 days after entry of this Confirmation Order, the Liquidating Trustee shall file a quarterly post-confirmation status report, which shall include a statement of receipts and disbursements, with the ending cash balance, for the applicable quarterly period, and information sufficiently comprehensive to enable the court to determine:  (1) whether the Confirmation Order has become final; (2) whether deposits, if any, required by the Plan have been distributed; (3) whether any property proposed by the Plan to be transferred has been transferred; (4) whether the Liquidating Trustee has assumed the management of the property dealt with by the Plan; (5) whether payments under the Plan have commenced; (6) whether accrued fees due to the United States Trustee under 28 U.S.C. § 1930(a)(6) have been paid; and (7) whether all motions, contested matters and adversary proceedings have been finally resolved.  Further reports shall be filed at the end of every calendar quarter thereafter until entry of a final decree, unless otherwise ordered by the Court.  A copy of each report shall be served, no later than the day upon which it is filed with the Court, upon the United States Trustee and such other persons or entities as may request such reports in writing by special notice filed with the Court.  After the Estate is fully administered, the Liquidating Trustee shall file an application for a final decree, and shall serve the application on the United States Trustee, together with a proposed final decree.

J.             Injunction.

Except as otherwise expressly provided in the Plan, and except in connection with the enforcement of the terms of the Plan or any documents provided for or contemplated in the Plan, all entities who have held, hold or may hold Claims against or Interests in the Debtor, Liquidating Trust or the Estate that arose prior to the Effective Date are permanently enjoined from: (a) commencing or continuing in any manner, directly or indirectly, any action or other proceeding of any kind against the Liquidating Trust or any property of the Liquidating Trust with respect to any such Claim or Interest; (b) the enforcement, attachment, collection or recovery by any manner or means, directly or indirectly, of any judgment, award, decree, or order against the Liquidating Trust, or any property of the Liquidating Trust with respect to any such Claim or Interest; (c) creating, perfecting or enforcing, directly or indirectly, any Lien or encumbrance or any kind against the Liquidating Trust or any property of the Liquidating Trust with respect to any such Claim; (d) asserting, directly or indirectly, any setoff, or right of subrogation of any kind against any obligation due the Liquidating Trust or any property of the Liquidating Trust with respect to any such Claim or Interest; and (e) any act, in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan with respect to such Claim or Interest.

Nothing contained herein or in section 13.6 of the Plan shall prohibit the holder of a timely-filed proof of Claim or Interest from litigating its right to seek to have such Claim or Interest declared an Allowed Claim or Interest and paid in accordance with the distribution provisions of the

Plan, or enjoin or prohibit the interpretation or enforcement by the Claimant or Interest Holder of any of the obligations of the Debtor or the Liquidating Trust under the Plan.

K.            Preservation of Litigation Claims.

The Plan preserves, and the Trustee has specifically evidenced her intention to preserve, any and all Litigation Claims.  Nothing in the Plan or this Order is intended to or shall effect an elimination or waiver of the Liquidating Trustee’s retaining or prosecuting Litigation Claims via any theory, including without limitation, res judicata, collateral, estoppel, equitable estoppel or judicial estoppel.

L.            Final Decree.

Upon distribution of all Plan Proceeds, conclusion of all Litigation, and the allowance or disallowance of all Claims and Interests, the Liquidating Trustee shall close the case and obtain a final decree.

M.           Construction of Order.

The failure to reference a particular provision of the Plan in this Order shall not affect the validity or enforceability of such provision.  Each provision of the Plan shall be deemed authorized and approved by this Order and shall have the same binding effect of every other provision of the Plan, whether or not mentioned in this Order.  To the extent that there is a conflict between this Order and the Plan, this Order shall control and any variations to the Plan created thereby is a modification that does not “adversely change the treatment of the claim of any creditor or the interest of any equity security holder” within the meaning of Rule 3019 of the Federal Rules of Bankruptcy Procedure and shall therefore be binding.  Notwithstanding Rule 3020(e) of the Federal Rules of Bankruptcy Procedure or Section 12.3 of the Plan, this Order shall not be stayed and the Plan may (but need not) be consummated, and the Effective Date declared, immediately.

Dated:
The Honorable Thomas E. Carlson
United States Bankruptcy Judge

EXHIBIT A

CHAPTER 11 TRUSTEE’S FIRST AMENDMENT TO
DEBTORS’ SECOND AMENDED PLAN OF LIQUIDATION

EXHIBIT B

NOTICE OF CONFIRMATION, BAR DATES, ETC.